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                          CERTIFICATE OF DESIGNATION

                                      OF

                           SERIES A PREFERRED STOCK

                                      OF

                            SFX ENTERTAINMENT, INC.


           PURSUANT TO SECTION 151 OF THE GENERAL CORPORATION LAW OF
                             THE STATE OF DELAWARE


        The undersigned, Michael G. Ferrell, the President of SFX Entertainment, Inc., a Delaware corporation (the "Corporation"), does hereby certify, solely in his capacity as an officer of the Corporation, that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Corporation's Certificate of Incorporation, and pursuant to Section 151 of the General Corporation Law of the State of Delaware (the "DGCL"), the Board of Directors, at a meeting held on January 15, 1998, duly approved and adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof:

                  RESOLVED, that pursuant to the authority expressly granted to this Board of Directors by Articles Four and Six of the Certificate of Incorporation, as amended, of the Corporation, which created and authorized twenty five million (25,000,000) shares of preferred stock, par value $.01 per share, all of which shares are unissued and available for issuance, and in accordance with Section 151 of the DGCL, this Board of Directors hereby provides for the issuance of a series of preferred stock consisting of 10 shares and having the designations, preferences, relative, optional and other special rights and qualifications, limitations and restrictions as follows:

1. Designation. The designation of such series is "Series A Convertible Redeemable Preferred Stock" (the "Series A Preferred Stock").

        2. General. The Series A Preferred Stock shall initially consist of 10 shares having a par value of $.01 per share. All shares of Series A Preferred Stock shall in all respects be equal and shall have the voting powers,

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designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as hereinafter set forth. The Board of Directors is expressly authorized (within the limit of the authorized amount thereof) to cause the shares of Series A Preferred Stock to be issued from time to time, and to determine the consideration to be received therefor in cash, property, including stock or securities of other entities, or services.

         3. Dividends. The holders of record of shares of Series A Preferred Stock shall be entitled to receive cash dividends, when, as and if declared by the Board of Directors of the Corporation, out of funds legally available for the payment thereof in accordance with Section 170 of the Delaware General Corporation Law, pari passu with the holders of shares of Class A common stock, par value $.01 per share, of the Corporation (the "Class A Stock"); provided, however, that the holders of record of shares of Series A Preferred Stock shall be so entitled to receive cash dividends at a rate per share of Series A Preferred Stock equal to 140,285.07 times the rate payable per share of Class A Stock.

         4. Voting Rights. Except as required by law, the holders of shares of Series A Preferred Stock shall have no voting rights and their consent shall not be required for the taking of any corporate action.

         5. Conversion.

         (a) If, prior to July 1, 1998, SFX Broadcasting, Inc. (the "Parent") shall effect a distribution to its stockholders and holders of its other securities of any shares of common stock of the Corporation (the "Spin-off") then each share of Series A Preferred Stock shall automatically, without any further action, convert into 140,285.07 shares of Class A Stock (with such adjustments as may be necessary to avoid the issuance of fractional shares).

         (b) If the Parent shall effect the Spin-off prior to July 1, 1998, the Corporation shall, promptly after the effectiveness of the Spin-off, deliver written notice of the conversion referred to in Section 5(a) to the holders of record of the Series A Preferred Stock at such holders' addresses as the same appear on the stock register of the Corporation, by certified or registered mail, postage prepaid (the effective date of conversion being hereinafter referred to as the "Conversion Date"); provided, however, that neither the failure to give such notice nor any defect therein shall affect the validity of the Spin-off.
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         (c) From and after the Conversion Date, the rights of each holder of shares of Series A Preferred Stock as such shall terminate and each such holder shall be deemed to have become the holder or holders of record of the shares of Class A Stock represented thereby.

         (d) Subject to the surrender of any certificate representing shares of Series A Preferred Stock converted, the Corporation shall, promptly after delivery of such certificate, issue and deliver in accordance with the surrendering holder's instructions one or more certificates representing the shares of Class A Stock issuable as a result of the conversion.

         (e) From and after a Spin-off Recapitalization (as defined in Section
9 hereof) the Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Stock or its treasury shares, solely for the purpose of issuance upon the conversion of the Series A Preferred Stock as provided in this Section 5, such number of shares of Class A Stock as shall then be issuable upon the conversion of all then outstanding shares of Series A Preferred Stock.

         (f) The issuance of certificates for Class A Stock upon conversion of Series A Preferred Stock shall be made without charge to the holders of such shares for any stamp, transfer or issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of Class A Stock.

         6. Redemption.

         (a) Each share of Series A Preferred Stock that remains outstanding on July 1, 1998 shall be redeemed by the Corporation, out of funds legally available therefor, at a redemption price per share equal to the sum of (i) all accrued but unpaid cash dividends on said share as of June 30, 1998 plus
(ii) the product of (x) 140,285.07 times (y) the greater of $13.33 or the Board of Director's good-faith determination of the fair market value on such date of each share of Class A Common Stock (assuming that the shares to be issued in the Spin-off had in fact been issued) (the "Redemption Price"). Such redemption shall be subject to the terms, conditions and procedures set forth in Section 6(b) hereof.

         (b) (i) In the event of a redemption of Series A Preferred Stock pursuant to Section 6(a) hereof, written notice with respect to such redemption (a "Redemption Notice") shall be given by the Corporation to the holders of record of such securities at such holders' addresses as the same appear on the stock register of the Corporation, by
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certified or registered mail, postage prepaid; provided, however, that neither the failure to give a Redemption Notice nor any defect therein shall affect the validity of the proceeding for the redemption of any shares of the Series A Preferred Stock. Each such Redemption Notice shall state (x) the number of shares of Series A Preferred Stock to be redeemed which are owned by the stockholder receiving such notice; (y) the Redemption Price for such shares (which shall be subject to adjustment to take into account the accrual of cash dividends prior to, but not including, July 1, 1998); and (z) the place where certificates for such shares are to be surrendered for payment of such Redemption Price.

         (ii) From and after July 1, 1998, the rights of each holder of shares of Series A Preferred Stock shall, with respect to such shares, cease and terminate; provided, however, that if the Corporation fails to pay or tender for payment the Redemption Price for any shares of Series A Preferred Stock, such rights shall continue until the payment or tender for payment thereof.

         7. Transferability. Shares of Series A Preferred Stock shall not be transferable by the holders thereof. The Corporation may appropriately legend the certificates representing shares of the Series A Preferred Stock to such effect.

         8. No Liquidation Preference. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall not be entitled to any liquidation preference, but shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders pari passu with the holders of shares of Class A Stock; provided, however, that the holders of record of shares of Series A Preferred Stock shall be so entitled to be so paid at a rate per share of Series A Preferred Stock equal to 140,285.07 times the rate payable per share of Class A Stock.

         9. Anti-Dilution. If the Corporation shall, at any time prior to the Conversion Date, effect a recapitalization of such character that the shares of Class A Stock then outstanding shall be changed into or become exchangeable for a larger or smaller number of shares (including any stock dividend, stock split or other issuances of Class A Stock without consideration), other than any recapitalization, stock dividend, stock split or other issuance of Class A Stock effected in contemplation of or in connection with the Spin-off (a "Spin-off Recapitalization"), then thereafter, the number of shares of Class A Stock into which each share of Series A Preferred Stock is convertible shall be adjusted
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so that the holder of each such share of Series A Preferred Stock shall be entitled to receive, upon the conversion thereof, the number of shares of Class A Stock which the holder of such share of Series A Preferred Stock would have been entitled to receive after the happening of any of the event described above had such share been converted immediately prior to the happening of such event or the record date therefor, whichever is earlier.

        10. Status of Reacquired Shares. Shares of Series A Preferred Stock that have been issued and reacquired, converted or redeemed in any manner shall have the status of authorized and unissued shares of preferred stock of the Corporation.

        11. No Preemptive Rights. The Series A Preferred Stock are not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

         RESOLVED, that before the Corporation shall issue any shares of Series A Preferred Stock, a certificate pursuant to Section 151 of the DGCL shall be made, executed, acknowledged, filed and recorded in accordance with the provisions of said Section 151; and

         RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed to take all such further action and to execute, deliver, certify and file all such further instruments and documents, in the name and on behalf of the Corporation, under its corporate seal or otherwise, and to pay all such costs and expenses as they shall approve as necessary or advisable to carry out the intent and accomplish the purposes of the foregoing resolutions and the transactions contemplated thereby, the taking of such action and the execution,

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delivery, certification and filing of such instruments and documents to be conclusive evidence of such approval.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on behalf of the Corporation as of this 27th day of February 1998.




                                                   /s/ Michael G. Ferrel
                                              --------------------------
                                              Michael G. Ferrell,
                                              President